Buchalter

1000 Wilshire Boulevard
Suite 1500
Los Angeles, CA 90017
213.891.0700 Phone
213.896.0400 Fax

June 17, 2019

Board of Directors
Parallax Health Sciences, Inc.
1327 Ocean Avenue, Suite B
Santa Monica, California 90401

Re: ***Parallax Health Sciences, Inc. 2019 Stock Incentive Plan (the "2019 Plan")***

Gentlemen:

We have acted as counsel to Parallax Health Sciences, Inc., a Nevada corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933 of the Company's Registration Statement on Form S-8 relating to 40,000,000 shares of the Company's common stock, $0.001 par value, which may be issued as awards in connection with the 2019 Plan (the "Shares").

In connection with that registration, we have reviewed the proceedings of the Board of Directors of the Company relating to the registration and proposed issuance of the Shares, the Articles of Incorporation of the Company and all amendments thereto, the Bylaws of the Company and all amendments thereto, and such other documents and matters as we have deemed necessary to the rendering of the following opinion.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons who have executed documents examined by us, the genuineness of all signatures on all documents examined by us, the authority of such persons signing on behalf of the parties thereto other than the Company and the due authorization, execution and delivery of all documents by the parties thereto other than the Company. In rendering the opinion set forth below, we have assumed that certificates evidencing the Shares will be signed by one of the authorized officers of the Company and registered by the transfer agent and registrar and will conform to the specimen certificate for the Company's

common stock. In addition, we have assumed that the resolutions of the Company's Board of Directors or its applicable committee authorizing the Company to issue and deliver the Shares pursuant to the 2019 Plan and the applicable award agreements will be in full force and effect at all times at which such Shares are issued and delivered by the Company, and that the Company will take no action inconsistent with such resolutions. As to certain factual matters material to the opinion expressed herein, we have relied to the extent we deemed proper upon representations, warranties and statements of officers and other representatives of the Company.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, it is our opinion that the Shares to be issued by the Company pursuant to the 2019 Plan have been duly authorized and, when issued in the manner and for the consideration contemplated by the 2019 Plan and the applicable award agreements, will be validly issued, fully paid and non-assessable. We do not find it necessary for the purposes of this opinion to cover, and accordingly we express no opinion as to, the application of the securities or blue-sky laws of the various states as to the issuance and sale of the Shares.

We consent to the use of this opinion in the registration statement filed with the Securities and Exchange Commission in connection with the registration of the Shares and to the reference to our firm under the heading "Interests of Named Experts and Counsel" in the registration statement.

/s/ BUCHALTER, A Professional Corporation